Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-648-1523

Heritage Bankshares, Inc. Announces Results for Fourth Quarter and Full Year 2008

Norfolk, Va.: February 3, 2009 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year 2008.

Net income, after-tax, for the year ended December 31, 2008 was $688,000, or $0.30 per diluted share, compared to $920,000, or $0.40 per diluted share, earned in 2007. Nonrecurring items affected income in both 2008 and 2007. During 2008, there were net gains on the sale of investment securities of $342,000, after-tax, and net income for 2007 included after-tax gains of $347,000 on the sale of the Bank’s former Plume Street office and $191,000, net of related professional fees, from a payment received in connection with the Company’s settlement with a former professional services provider. Also, income for 2008 does not include a $460,000 after-tax increase over 2007 in other comprehensive income from $214,000 in 2007 to $674,000 in 2008.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Over the past several years, I have often stated three basic premises of our business plan. First, our expense base will remain largely stable after the significant increases in our expense base several years past from the many improvements in our technology, facilities and personnel. Second, our profitability will improve in direct correlation with growth in our assets. Third, our asset growth will be funded by increases in our core deposits rather than the use of brokered deposits and other forms of expensive borrowed money.

“We believe that our results from 2008 have further validated our business plan. Our operating expenses from 2008 were virtually unchanged from 2007. Our net interest income increased by $535,000 primarily from loan growth and an increase in net interest spread. Our core deposits grew from $134 million to $163 million, an increase of $29 million or 21%, to provide for our asset growth.

“All of these improvements occurred without the sacrifice of any of our risk mitigation practices. Reduction of interest rate risk has been an important feature of our risk mitigation practices. During the fourth quarter, our net interest margin actually increased from 3.58% in the fourth quarter of 2007 to 3.73% in the fourth quarter in 2008. We feel that this increase in our net interest margin is very impressive, in particular compared to the precipitous declines in the net interest margins of many of our local community bank competitors. Furthermore, we were able to increase our net interest margin while maintaining our high level of liquidity, best evidenced by our loan-to-deposit ratio at the end of 2008 of approximately 82%.

“Because of the deteriorating economic situation, we have been aggressive in our actions to deal with loan weaknesses as they arise. These actions resulted in substantial charge-offs in the fourth quarter but left us with a ratio of nonperforming assets to total assets of a mere 0.08% and a delinquency ratio of loans more than 30 days past due to total loans of only 0.07%. These ratios would be outstanding in a normal economic environment but are stellar in today’s environment.

“We plan to continue our aggressive approach to identify asset quality issues as quickly as they arise and to act decisively to preserve the balance sheet of the Bank.

“The deteriorating economy, rapidly declining interest rates, and loan impairments have been disastrous for many community banks. We feel that the strength and vitality of our balance sheet have been clearly demonstrated and further validate our business model. We are confident in the future of our Bank and are proud of our ever increasing attractiveness as a banking option for businesses and professional firms in our market.”

Comparison of Operating Results for the Twelve Months Ended December 31, 2008 and 2007

Overview. The Company’s pre-tax income was $1.1 million for the year ended December 31, 2008 as compared to $1.4 million in 2007, a decrease of $320,000. During 2008, net interest income increased by $535,000, the provision for loan losses increased by $348,000, noninterest income decreased by $520,000, and noninterest expense decreased by $13,000. Net income, after tax, in 2008 was $688,000, representing a decrease of $232,000 compared to after-tax income of $920,000 in 2007. Diluted earnings per share decreased by $0.10, from $0.40 per share in 2007 to $0.30 per share in 2008.

Net Interest Income. Even as interest rates declined during 2008, the Company’s net interest income, before provision for loan losses, increased by $535,000. This increase resulted from a $1.6 million decrease in interest expense that was partially offset by a $1.0 million decrease in interest income, as compared to 2007. The increase in net interest income was attributable primarily to a 46 basis point increase in interest rate spread and a $13.1 million increase in interest-earning assets. The average cost of the Company’s interest-bearing liabilities decreased by 134 basis points, from 3.77% in 2007 to 2.43% in 2008. This decrease exceeded the decline of 88 basis points in the average yield of interest-earning assets, from 6.34% in 2007 to 5.46% in 2008.

Interest on loans decreased by $115,000, or 1.2%, from $10.0 million in 2007 to $9.9 million in 2008. This decrease was attributable to a decrease in the yield on the Company’s loan portfolio from 6.87% in 2007 to 5.86% in 2008, partially offset by a $22.5 million increase in the average balance of loans.

Interest on investment securities decreased by $242,000 in 2008 as compared to 2007. This decrease resulted primarily from a decrease in year-over-year average yield from 4.99% to 4.56%, as well as a $1.7 million decrease in the average balance of the portfolio, from $38.8 million in 2007 to $37.1 million in 2008. Interest on federal funds sold decreased by $674,000 in 2008, attributable to both a decrease in the average balance from $16.4 million in 2007 to $8.0 million in 2008, and a decrease in the average yield from 4.91% in 2007 to 1.76% in 2008.

The Company’s interest expense in 2008 decreased by $1.6 million, from $5.3 million in 2007 to $3.7 million in 2008. Although our average balance of interest-bearing deposits increased by $5.4 million in 2008, interest paid on deposits decreased by $1.7 million, resulting from a decrease in the average cost of interest-bearing deposits from 3.76% in 2007 to 2.42% in 2008. Interest paid on borrowed funds increased by $155,000, from $81,000 in 2007 to $236,000 in 2008, as the $7.2 million increase in the average balance of borrowed funds more than offset the decrease in the cost of borrowings from 4.21% in 2007 to 2.54% in 2008.

Provision for Loan Losses. The Company’s provision for loan losses increased by $348,000, from $105,000 in 2007 to $453,000 in 2008. The increase in the provision for loan losses in 2008 was largely a result of $201,000 in net charge-offs incurred during the year.

Noninterest Income. Total noninterest income decreased by $520,000, from $1.9 million in 2007 to $1.4 million in 2008:

•

Gains on the sale of fixed assets decreased by $524,000 in 2008, primarily due to the Bank’s sale of its former Plume Street office in 2007, which resulted in a gain of $526,000 that did not recur in 2008.

•	The Company similarly recorded non-recurring income of $345,000 in 2007, resulting from payment received in connection with a settlement with a former professional services provider.

•	Service charges on deposit accounts decreased by $91,000, from $506,000 in 2007 to $415,000 in 2008, due primarily to a decrease in non-sufficient fund checking fees.

•	Gains on the sale of mortgage loans held for sale decreased by $28,000, from $120,000 in 2007 to $92,000 in 2008, due to reduced mortgage loan origination volume.

•

Gains on the sale of investment securities increased by $527,000, from $1,000 in 2007 to $528,000 in 2008. As previously reported, in July 2008 the Company sold approximately $28.5 million of FNMA and FHLMC balloon mortgage-backed securities in light of management concerns surrounding the financial viability of FNMA and FHLMC prior to their being placed in conservatorship.

Noninterest Expense. Total noninterest expense was $8.0 million in 2008, essentially unchanged from 2007:

•	Compensation expense and professional fees decreased by $90,000 and $91,000, respectively, from 2007 to 2008.

•	Courier expense increased by $141,000 from 2007 to 2008. The Company moved its courier operations in-house in late 2008 and, as a result, we expect that courier expense will decrease in 2009.

•	Expenses for taxes and licenses increased by $53,000 from 2007 to 2008, primarily due an increase in state franchise tax expense.

Income Taxes. The Company’s income tax expense for the year ended December 31, 2008 was $391,000 compared to $479,000 for 2007, which represented effective tax rates of 36.2% and 34.3%, respectively.

Comparison of Operating Results for the Three Months Ended December 31, 2008 and 2007

Overview. The Company’s pre-tax income was $106,000 for the fourth quarter of 2008, compared to pre-tax income of $524,000 for the fourth quarter of 2007. For the two quarters, net interest income increased by $277,000, provision for loan losses increased by $385,000, noninterest income decreased by $374,000, and noninterest expense decreased by $64,000. Net income, after-tax, was $71,000, or $0.03 per diluted share, for the three months ended December 31, 2008, compared to net income, after-tax, of $336,000, or $0.15 per diluted share, for the three months ended December 31, 2007.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $277,000 in the fourth quarter of 2008 as compared to the fourth quarter of 2007. This increase resulted from a $601,000 decrease in interest expense partially offset by a $324,000 decrease in interest income, each as compared to the fourth quarter of 2007. The increase in net interest income was attributable primarily to a 75 basis point increase in interest rate spread and a $21.1 million increase in interest-earning assets. The average cost of the Company’s interest-bearing liabilities decreased by 189 basis points, from 3.74% in the fourth quarter of 2007 to 1.85% in the fourth quarter of 2008. This decrease exceeded the decline of 114 basis points in the average yield of interest earning assets, which decreased from 6.19% in the fourth quarter of 2007 to 5.05% in the fourth quarter of 2008.

Provision for Loan Losses. The Company’s provision for loan losses for the three months ended December 31, 2008 was $385,000, compared to no provision for the three months ended December 31, 2007. The increase in the provision for loan losses in the fourth quarter of 2008 was largely as a result of $329,000 in net charge-offs incurred during the period.

Noninterest Income. Total noninterest income decreased by $374,000, from $620,000 in the fourth quarter of 2007 to $246,000 in the fourth quarter of 2008, primarily attributable to $345,000 recorded in the fourth quarter of 2007 in connection with the Company’s settlement with a former professional services provider which did not recur in the 2008 fourth quarter.

Noninterest Expense. Total noninterest expense decreased by $64,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007, primarily related to a $36,000 decrease in professional fees, a $30,000 decrease in courier expense and an $18,000 decrease in compensation expense. Professional fees in the fourth quarter of 2007 included $95,000 in total expenses incurred in connection with the Company’s settlement with a former professional services provider and the Company’s compliance with applicable Sarbanes-Oxley requirements.

Income Taxes. The Company’s income tax expense for the quarter ended December 31, 2008 was $35,000, compared to income tax expense of $188,000 for the fourth quarter of 2007.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $44.3 million, or 20.0%, from $221.2 million at December 31, 2007 to $265.5 million at the end of 2008.

Federal Funds Sold and Investment Securities. Total federal funds sold and investment securities increased by $21.1 million, from $47.7 million at December 31, 2007 to $68.8 million at December 31, 2008, primarily attributable to an increase in mortgage-backed security balances. During the fourth quarter of 2008, the Company purchased $27.9 million of FNMA and FHLMC mortgage-backed securities, including $15.8 million that settled in January 2009 and are reflected on the attached (unaudited) balance sheet as pending settlement at December 31, 2008. At December 31, 2008, the Company’s $60.7 million balance of available for sale securities consisted of $2.3 million of balloon and $58.4 million of new and seasoned ten-year fully amortizing FNMA and FHLMC mortgage backed securities.

Loans. Loans held for investment at December 31, 2008 were $176.6 million, which represents an increase of $22.7 million, or 14.8%, from the loan balance of $153.9 million at December 31, 2007.

Asset Quality. The Company’s total nonperforming assets were $219,000, or 0.08% of assets, at December 31, 2008, compared to $163,000, or 0.07% of assets, at December 31, 2007. The increase was attributable to an increase of $178,000 in the balance of other real estate owned, partially offset by a $122,000 decrease in nonperforming loans.

Deposits. Total year-end deposits increased by $29.8 million, or 16.0%, from $186.0 million at December 31, 2007 to $215.8 million at December 31, 2008. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $28.7 million, or 21.4%, from $134.4 million at December 31, 2007 to $163.1 million at December 31, 2008. Certificate of deposit balances also increased by $1.1 million between the two twelve-month periods.

Average total deposits increased by $7.7 million, or 4.1%, from $188.5 million during the twelve months ended December 31, 2007 to $196.2 million during the twelve months ended December 31, 2008. Average core deposits increased by $11.2 million, offset by a $3.5 million decrease in the average balance of certificates of deposit, between the comparable twelve-month periods.

Borrowed Funds. Borrowed funds decreased by $2.0 million, from $8.2 million at December 31, 2007 to $6.2 million at December 31, 2008, attributable to a decrease in the balance of FHLB advances.

Other Liabilities. The Company’s $17.3 million balance of other liabilities at December 31, 2008 includes $15.8 million reflecting the January 2009 settlement of the mortgage-backed securities purchase as described above. The Company funded the settlement with a combination of deposits and FHLB advances.

Capital. Stockholders’ equity increased by $761,000, or 3.0%, from $25.1 million at December 31, 2007 to $25.9 million at December 31, 2008. Stockholders’ equity increased primarily as a result of increases in retained earnings, additional paid-in capital related to stock-based compensation, and in accumulated after-tax comprehensive income attributable to an increase in the market value of the Company’s available-for-sale investment securities portfolio.

The tables attached to and incorporated within this release present certain of the unaudited financial information described in greater detail above. The 2008 financial information contained in this release, including the attached tables, is unaudited. Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$5,304	$5,463
Federal funds sold	8,114	8,957
Securities available for sale, at fair value	44,848	38,115
Securities available for sale, at fair value - pending settlement	15,894	—
Securities held to maturity, at cost	—	676
Loans, net
Held for investment, net of allowance for loan losses	176,562	153,850
Held for sale	—	878
Accrued interest receivable	735	812
Stock in Federal Reserve Bank, at cost	323	313
Stock in Federal Home Loan Bank of Atlanta, at cost	622	716
Premises and equipment, net	11,908	9,963
Other real estate owned	178	—
Other assets	1,006	1,503

Total assets	$265,494	$221,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$53,988	$48,390
Interest-bearing	161,794	137,624

Total deposits	215,782	186,014

Federal Home Loan Bank Advance	5,000	7,000
Securities sold under agreements to repurchase	1,247	1,131
Other borrowings	1	50
Accrued interest payable	236	321
Other liabilities	17,342	1,605

Total liabilities	239,608	196,121

Stockholders’ equity
Common stock, $5 par value - authorized 3,000,000 shares; issued and outstanding: 2,279,252 shares at December 31, 2008; 2,278,652 shares at December 31, 2007	11,396	11,393
Additional paid-in capital	6,330	6,173
Retained earnings	7,486	7,345
Accumulated other comprehensive income, net	674	214

Total stockholders’ equity	25,886	25,125

Total liabilities and stockholders’ equity	$265,494	$221,246

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income
Loans and fees on loans	$2,450	$2,511	$9,848	$9,963
Taxable investment securities	450	474	1,663	1,888
Nontaxable investment securities	—	13	33	50
Dividends on FRB and FHLB stock	5	11	47	44
Interest on federal funds sold	8	229	143	817
Other interest income	4	3	7	12

Total interest income	2,917	3,241	11,741	12,774
Interest expense
Deposits	729	1,353	3,476	5,199
Borrowings	36	13	236	81

Total interest expense	765	1,366	3,712	5,280
Net interest income	2,152	1,875	8,029	7,494
Provision for loan losses	385	—	453	105

Net interest income after provision for loan losses	1,767	1,875	7,576	7,389

Noninterest income
Service charges on deposit accounts	99	126	415	506
Late charges and other fees on loans	9	15	52	66
Gains on sale of loans held for sale, net	—	23	92	120
Gains on sale of investment securities	—	—	528	1
Gain on sale of fixed assets	5	—	6	530
Gain on sale of other real estate owned	37	—	37	—
Settlement with a former professional services provider	—	345	—	345
Other	96	111	328	410

Total noninterest income	246	620	1,458	1,978
Noninterest expense
Compensation	998	1,016	4,089	4,179
Occupancy	199	209	798	781
Furniture and equipment	135	145	555	531
Data processing	119	133	527	519
Professional fees	116	152	347	438
Taxes and licenses	66	54	270	217
Marketing	10	16	119	138
Telephone	26	25	101	119
Stationery and supplies	21	22	79	131
FDIC insurance	32	27	96	65
Loss on disposal or impairment of fixed assets	2	5	70	67
Loss on sale of investment securities	—	4	10	4
Other	183	163	894	779

Total noninterest expense	1,907	1,971	7,955	7,968
Income before provision for income taxes	106	524	1,079	1,399
Provision for income taxes	35	188	391	479

Net income	$71	$336	$688	$920

Earnings per common share
Basic	$0.03	$0.15	$0.30	$0.40

Diluted	$0.03	$0.15	$0.30	$0.40

Dividends per share	$0.06	$0.06	$0.24	$0.24

Weighted average shares outstanding - basic	2,279,252	2,278,652	2,278,849	2,278,579
Effect of dilutive stock options	13,431	15,746	15,471	15,965

Weighted average shares outstanding - assuming dilution	2,292,683	2,294,398	2,294,320	2,294,544

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Financial ratios
Annualized return on average assets	0.11%	0.60%	0.30%	0.42%
Annualized return on average equity	1.11%	5.36%	2.71%	3.74%
Average equity to average assets	10.20%	11.10%	10.90%	11.36%
Equity to assets, at period-end	9.75%	11.36%	9.75%	11.36%
Net interest margin	3.73%	3.58%	3.74%	3.72%
Bank Capital Ratios
Tier 1 leverage ratio	9.94%	10.81%	9.94%	10.81%
Tier 1 risk-based capital ratio	12.37%	13.81%	12.37%	13.81%
Total risk-based capital ratio	13.20%	14.61%	13.20%	14.61%
Per common share
Earnings per share - basic	$0.03	$0.15	$0.30	$0.40
Earnings per share - diluted	$0.03	$0.15	$0.30	$0.40
Book value per share	$11.36	$11.03	$11.36	$11.03
Dividends declared per share	$0.06	$0.06	$0.24	$0.24
Common stock outstanding	2,279,252	2,278,652	2,279,252	2,278,652
Weighted average basic shares outstanding	2,279,252	2,278,652	2,278,849	2,278,579
Weighted average diluted shares	2,292,683	2,294,398	2,294,320	2,294,544
Asset quality
Nonaccrual loans	$31	$136	$31	$136
Accruing loans past due 90 days or more	10	27	10	27

Total nonperforming loans	41	163	41	163
Other real estate owned, net	178	—	178	—

Total nonperforming assets	$219	$163	$219	$163

Nonperforming assets to total assets	0.08%	0.07%	0.08%	0.07%
Allowance for loan losses
Balance, beginning of period	$1,596	$1,382	$1,400	$1,373
Provision for loan losses	385	—	453	105
Loans charged-off	(340)	(86)	(398)	(197)
Recoveries	11	104	197	119

Balance, end of period	$1,652	$1,400	$1,652	$1,400

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.93%	0.90%	0.93%	0.90%